Exhibit 99.1

For more information:
Andre Fernandez, President and CFO
(414) 224-2884

Angela Lois, Director of Investor Relations
(414) 224-2633

Journal Communications, Inc. Amends and Restates Credit Facility Through 2017

MILWAUKEE, WI, (Dec. 6, 2012) – Journal Communications, Inc. (NYSE:JRN) announced today that it has successfully amended and restated its credit facility.

The agreement provides for a revolving credit facility with aggregate commitments of $200 million and a term loan facility with aggregate commitments of $150 million.  The term loan facility amortizes at 10% per annum payable quarterly with the balance due at maturity.  Both facilities mature on December 5, 2017.  The facilities also include a revised consolidated funded debt ratio of 3.75x increasing, subject to certain conditions, to 4.25x for four quarters following an acquisition, among other changed terms, and are secured by liens on certain assets of Journal and its subsidiaries.  Additional information concerning the revised financial covenants, pricing and other changes to the credit facility can be found in the Company’s Form 8-K filed with the Securities and Exchange Commission.

"This transaction continues the evolution of Journal's capital structure," said Andre Fernandez, President and Chief Financial Officer of Journal Communications.

"The new structure will allow us to term out a portion of our debt at a competitive rate, while providing us both with additional flexibility and capacity to further grow the business.  We are extremely pleased with the result and with the support received from our banking partners."

Forward-looking Statements
This press release contains certain forward-looking statements related to our businesses that are based on our current expectations.  Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements.  All forward-looking statements should be evaluated with the understanding of their inherent uncertainty.  Our written policy on forward-looking statements can be found in our most recent Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission.

About Journal Communications
Journal Communications, Inc., headquartered in Milwaukee, Wisconsin, was founded in 1882.  We are a diversified media company with operations in television and radio broadcasting, publishing and interactive media.  We own and operate 15 television stations and 34 radio stations in 12 states.  We publish the Milwaukee Journal Sentinel, which serves as the only major daily newspaper for the Milwaukee metropolitan area, and several community newspapers and shoppers in Wisconsin.  Our interactive media assets build on our strong publishing and broadcasting brands.

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